Exhibit 99.1

Contact: Roger R. Hopkins, Chief Accounting Officer
Phone: (615) 890-9100

NHI ANNOUNCES LEASE OF 15 SKILLED NURSING FACILITIES IN TEXAS TO ENSIGN GROUP
NHI acquires 8 facilities for $118.5 million

Company Release Date: April 6, 2016
MURFREESBORO, Tenn.--(BUSINESS WIRE) - National Health Investors, Inc. (NYSE:NHI) announced today that it has purchased 8 skilled nursing facilities in Texas for $118.5 million totaling 931 beds. The facilities are currently operated by NHI’s existing tenant, Legend Healthcare (“Legend”). Legend has elected to transition all of its current operations to a new operator and NHI has agreed to enter into a new 15-year master lease with affiliates of The Ensign Group, Inc. (NASDAQ: ENSG) on 15 former Legend facilities for an initial annual amount of $17.75 million plus an annual escalator based on inflation. The lease has two 5-year renewal options. Upon entering the new lease, which is subject to usual and customary closing conditions, and is expected to close May 1, 2016, NHI will sell 2 of its existing facilities in Texas totaling 245 beds to affiliates of Ensign for $24.6 million. Upon entering the new lease, which will include a corporate guaranty from Ensign, the purchase options held by Legend will terminate. The net acquisitions and dispositions bring NHI’s net investment in the 15 facilities to approximately $211 million.
In addition, and as part of the transaction with Legend and Ensign, NHI has committed to purchase 4 skilled nursing facilities in Texas from Legend for $56 million and lease to Ensign. The facilities are in various stages of development and the purchase window for the first facility is expected to open in 2017.
Eric Mendelsohn, CEO and President of NHI, stated, “This new lease with Ensign further exemplifies NHI’s commitment to forming relationship-oriented partnerships with best-in-class operators. We are thrilled to add Ensign as a leading tenant in our skilled nursing portfolio.”
About NHI
Incorporated in 1991, National Health Investors, Inc. (NYSE: NHI) is a real estate investment trust specializing in sale-leaseback, joint-venture, mortgage and mezzanine financing of need-driven and discretionary senior housing and medical investments. NHI’s portfolio consists of independent, assisted and memory care communities, entrance-fee retirement communities, skilled nursing facilities, medical office buildings and specialty hospitals. For more information, visit www.nhireit.com.
About Ensign ™
The Ensign Group, Inc.'s independent operating subsidiaries provide a broad spectrum of skilled nursing and assisted living services, physical, occupational and speech therapies, home health and hospice services, urgent care services and other rehabilitative and healthcare services at 186 facilities, fourteen hospice agencies, fifteen home health agencies, three home care businesses and seventeen urgent care clinics in California, Arizona, Texas, Washington, Utah, Idaho, Colorado, Nevada, Iowa, Nebraska, Oregon, Wisconsin, Kansas and South Carolina. More information about Ensign is available at http://www.ensigngroup.net.
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding the Company’s, tenants’, operators’, borrowers’ or managers’ expected future financial position, results of operations, cash flows, funds from operations, dividend and dividend plans, financing opportunities and plans, capital market transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, acquisition integration, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations, continued performance improvements, ability to service and refinance our debt obligations, ability to finance growth opportunities, and similar statements including, without limitation, those containing words such as “may,” “will,” “believes,” “anticipates,” “expects,” “intends,” “estimates,” “plans,” and other similar expressions are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. Such risks and uncertainties include, among other things; the operating success of our tenants and borrowers for collection of our lease and interest income; the success of property development and construction activities, which may fail to achieve the operating results we expect; the risk that our tenants and borrowers may become subject to bankruptcy or insolvency proceedings; risks related to governmental regulations and payors, principally Medicare and Medicaid, and the effect that lower reimbursement rates would have on our tenants’ and borrowers’ business; the risk that the cash flows of our tenants and borrowers would be adversely affected by increased liability claims and liability insurance costs; risks related to environmental laws and the costs associated with liabilities related to hazardous substances; the risk that we may not be fully indemnified by our lessees and borrowers against future litigation; the success of our future acquisitions and investments; our ability to reinvest cash in real estate investments in a timely manner and on acceptable terms; the potential need to incur more debt in the future, which may not be available on terms acceptable to us; our ability to meet covenants related to our indebtedness which impose certain operational; the risk that the illiquidity of real estate investments could impede our ability to respond to adverse changes in the performance of our properties; risks associated with our investments in unconsolidated entities, including our lack of sole decision-making authority and our reliance on the financial condition of other interests; our dependence on revenues derived mainly from fixed rate investments in real estate assets, while a portion of our debt bears interest at variable rates; the risk that our assets may be subject to impairment charges; and our dependence on the ability to continue to qualify for taxation as a real estate investment trust. Many of these factors are beyond the control of the Company and its management. The Company assumes no obligation to update any of the foregoing or any other forward looking statements, except as required by law, and these statements speak only as of the date on which they are made. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI’s Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC’s web site at http://www.sec.gov or on NHI’s web site at http://www.nhireit.com.